The information in this pricing supplement is not complete and may be changed. We may not deliver these securities until a final pricing supplement is delivered. This pricing supplement and the accompanying prospectus and prospectus supplement do not constitute an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to completion, Pricing Supplement dated December 20, 2006

PROSPECTUS Dated January 25, 2006	Pricing Supplement No. 164 to
PROSPECTUS SUPPLEMENT	Registration Statement No. 333-131266
Dated January 25, 2006	Dated , 2007
Rule 424(b)(2)

$

GLOBAL MEDIUM-TERM NOTES, SERIES F
Senior Notes

Currency-Linked Capital-Protected Notes
due July 31, 2009
Based on the Performance of a Basket of Six Currencies Relative to the U.S. Dollar
Unlike ordinary debt securities, the notes do not pay interest. Instead, the notes will pay at maturity the principal amount of $1,000 plus a supplemental redemption amount, if any, based on whether an equally-weighted basket of six currencies, which we refer to as the basket, strengthens relative to the U.S. dollar, as determined at maturity. The basket is composed of the Brazilian real, the Chinese renminbi, the Hungarian forint, the Indian rupee, the Mexican peso and the Turkish lira, each of which we refer to as a basket currency and collectively as the basket currencies. In no event will the payment at maturity be less than the principal amount of $1,000.

•	The principal amount and issue price of each note is $1,000.
•	We will not pay interest on the notes.
•	At maturity, you will receive, for each $1,000 principal amount of notes, the principal amount plus a supplemental redemption amount, if any, based on the performance of the basket currencies relative to the U.S. dollar. The supplemental redemption amount will equal:
	o	if the basket performance is less than, or equal to, zero, $0; or
	o	if the basket performance is greater than zero, the greater of:
		➢	$250, and
		➢	$1,000 times (x) the basket performance times (y) 200%, which we refer to as the participation rate.
•	The basket performance will equal the sum of (i) the Brazilian real performance value, (ii) the Chinese renminbi performance value, (iii) the Hungarian forint performance value, (iv) the Indian rupee performance value, (v) the Mexican peso performance value and (vi) the Turkish lira performance value, each as determined on July 22, 2009, which we refer to as the valuation date.
	o	The performance value for each basket currency measures the change in strength of the basket currency relative to the U.S. dollar, as represented by the exchange rate for such basket currency relative to the U.S. dollar, and will equal (i) the percentage change, whether positive or negative, in the final exchange rate for such basket currency from the initial exchange rate for such basket currency times (ii) 16.6666%, which is the basket weighting for each basket currency.
		➢	The initial exchange rate for each basket currency will equal the exchange rate for such basket currency on the day we price the notes for initial sale to the public.
		➢	The final exchange rate for each basket currency will equal the exchange rate for such basket currency on the valuation date.
•	If the basket performance is less than or equal to zero, no supplemental redemption amount will be paid and you will receive only the principal amount of $1,000 at maturity.
•	Investing in the notes is not equivalent to investing in the basket currencies.
•	The notes will not be listed on any securities exchange.
•	The CUSIP number for the notes is 617446B65.

You should read the more detailed description of the notes in this pricing supplement. In particular, you should review and understand the descriptions in “Summary of Pricing Supplement” and “Description of Notes.”

The notes involve risks not associated with an investment in conventional debt securities. See “Risk Factors” beginning on PS-9.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

PRICE 100%

	Price to	Agent’s	Proceeds to
	Public(2)	Commissions(1)(2)	Company

Per note	100%	1.50%	98.50%
Total	$	$	$

(1)	For additional information, see “Supplemental Information Concerning Plan of Distribution” in this pricing supplement.
(2)	The notes will be issued at $1,000 per note and the agent’s commissions will be $15.00 per note; provided that the price to public and the agent's commissions for any single transaction to purchase between $1,000,000 to $2,999,999 principal amount of notes will be $997.50 per note and $12.50 per note, respectively, for any single transaction to purchase between $3,000,000 to $4,999,999 principal amount of notes will be $996.25 per note and $11.25 per note, respectively, and for any single transaction to purchase $5,000,000 or more principal amount of notes will be $995.00 per note and $10.00 per note, respectively.

MORGAN STANLEY

     For a description of certain restrictions on offers, sales and deliveries of the notes and on the distribution of this pricing supplement and the accompanying prospectus supplement and prospectus relating to the notes, see the section of this pricing supplement called “Description of Notes—Supplemental Information Concerning Plan of Distribution.”

     No action has been or will be taken by us, the Agent or any dealer that would permit a public offering of the notes or possession or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus in any jurisdiction, other than the United States, where action for that purpose is required. Neither this pricing supplement nor the accompanying prospectus supplement and prospectus may be used for the purpose of an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

     The notes have not been and will not be registered with the Comissão de Calores Mobiliários (The Brazilian Securities Commission). The notes may not be offered or sold in the Federative Republic of Brazil (“Brazil”) except in circumstances which do not constitute a public offering or distribution under Brazilian laws and regulations.

     The notes have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile. No offer, sales or deliveries of the notes or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus, may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

     No action has been taken to permit an offering of the notes to the public in Hong Kong as the notes have not been authorized by the Securities and Futures Commission of Hong Kong and, accordingly, no advertisement, invitation or document relating to the notes, whether in Hong Kong or elsewhere, shall be issued, circulated or distributed which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong other than (i) with respect to the notes which are or are intended to be disposed of only to persons outside Hong Kong or only to professional investors within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong ("SFO") and any rules made thereunder or (ii) in circumstances that do not constitute an invitation to the public for the purposes of the SFO.

     The notes have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico. This pricing supplement and the accompanying prospectus supplement and prospectus may not be publicly distributed in Mexico.

     The Agent and each dealer represent and agree that they will not offer or sell the notes nor make the notes the subject of an invitation for subscription or purchase, nor will they circulate or distribute the Information Memorandum or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes, whether directly or indirectly, to persons in Singapore other than:

     (a) an institutional investor (as defined in section 4A of the Securities and Futures Act (Chapter 289 of Singapore (the “SFA”));

      (b) an accredited investor (as defined in section 4A of the SFA), and in accordance with the conditions, specified in Section 275 of the SFA;

     (c) a person who acquires the notes for an aggregate consideration of not less than Singapore dollars Two Hundred Thousand (S$200,000) (or its equivalent in a foreign currency) for each transaction, whether such amount is paid for in cash, by exchange of shares or other assets, unless otherwise permitted by law; or

      (d) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

     The notes have not been and will not be registered with the Securities and Futures Bureau of the People’s Republic of China and therefore may not be offered or sold in the People’s Republic of China.

SUMMARY OF PRICING SUPPLEMENT

     The following summary describes the notes we are offering to you in general terms only. You should read the summary together with the more detailed information that is contained in the rest of this pricing supplement and in the accompanying prospectus and prospectus supplement. You should carefully consider, among other things, the matters set forth in “Risk Factors.”

     The notes offered are medium-term debt securities of Morgan Stanley. The return on the notes is linked to the performance of an equally-weighted basket of six currencies composed of the Brazilian real, the Chinese renminbi, the Hungarian forint, the Indian rupee, the Mexican peso and the Turkish lira. These notes combine features of a debt investment and a foreign currency option by offering at maturity 100% principal protection of the issue price with the opportunity to participate in the net weighted aggregate appreciation, if any, of the basket currencies relative to the U.S. dollar. The notes have been designed for investors who are willing to forgo market floating interest rates on the notes in exchange for a supplemental amount based on the percentage increase, if any, of the value of a basket of currencies relative to the U.S. dollar.

Each note costs $1,000

We, Morgan Stanley, are offering you Currency-Linked Capital-Protected Notes due July 31, 2009, Based on the Performance of a Basket of Six Currencies Relative to the U.S. Dollar, which we refer to as the notes. The principal amount and issue price of each note is $1,000.

The original issue price of the notes includes the agent’s commissions paid with respect to the notes and the cost of hedging our obligations under the notes. The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions. The fact that the original issue price of the notes reflects these commissions and hedging costs is expected to adversely affect the secondary market prices of the notes. See “Risk Factors—The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices” and “Description of Notes—Use of Proceeds and Hedging.”

The basket

We have designed the notes to provide investors with exposure to a group of currencies of developing countries in three geographically different areas. If the basket of currencies strengthens relative to the U.S. dollar at all, you will receive a supplemental redemption amount of at least $250 in addition to the return of the principal amount of $1,000 per note that you hold at maturity. If the basket of currencies strengthens relative to the U.S. dollar by more than 12.50%, the supplemental redemption amount will be greater than $250, representing a greater than 25% return on your investment. If, on the other hand, the basket of currencies weakens or does not strengthen relative to the U.S. dollar, the supplemental redemption amount will equal zero and you will receive only the principal amount at maturity.

The following table sets forth the basket currencies, the initial exchange rate for each basket currency (expressed as the number of units of each basket currency per one U.S. dollar), the Reuters Page for each exchange rate and the weighting of each basket currency in the basket:

Basket Currency	Initial Exchange Rate (expressed as units of currency per one U.S. dollar)	Reuters Page	Percentage Weight of Basket

Brazilian real		BRFR	16.6666%
Chinese renminbi		SAEC	16.6666%
Hungarian forint		ECB37=(HUF/EUR)/(USD/EUR)	16.6666%
Indian rupee		RBIB	16.6666%
Mexican peso		WMRSPOT10	16.6666%
Turkish lira		ECB37=(TRY/EUR)/(USD/EUR)	16.6666%

Payment at maturity

Unlike ordinary debt securities, the notes do not pay interest. Instead, at maturity, for each note that you hold, you will receive the principal amount of $1,000 plus a supplemental redemption amount, if any, based on the performance of the equally- weighted basket of currencies, as described below.

100% Principal Protection

At maturity, we will pay you at least $1,000 plus the supplemental redemption amount, if any.

Payment at Maturity

The payment at maturity will be calculated as follows:

Payment at maturity = $1,000 + supplemental redemption amount

Beginning on PS-8, we have provided examples of hypothetical payouts on the notes.

The Supplemental Redemption Amount is
Linked to the Performance of the Basket of Six Currencies
Relative to the U.S. Dollar

The supplemental redemption amount will equal:

•	if the basket performance is less than, or equal to, zero, $0; or

•	if the basket performance is greater than zero, the greater of:

	➢	$250, and

	➢	$1,000 times (x) the basket performance times (y) 200%, which we refer to as the participation rate.

where:

basket performance	=	the sum of (i) the Brazilian real performance value, (ii) the Chinese renminbi performance value, (iii) the Hungarian forint performance value, (iv) the Indian rupee performance value, (v) the Mexican peso performance value and (vi) the Turkish lira performance value, each as determined on the valuation date; and

valuation date	=	July 22, 2009, subject to adjustment in the event of a non-currency business day;

and where:

		Currency Performance Values			Basket Weighting

Brazilian real		Initial Brazilian Real Exchange Rate
performance value	=		-1	x	.166666
		Final Brazilian Real Exchange Rate

		Initial Chinese Renminbi Exchange Rate
Chinese renminbi	=		-1	x	.166666
performance value		Final Chinese Renminbi Exchange Rate

		Initial Hungarian Forint Exchange Rate
Hungarian forint	=		-1	x	.166666
performance value		Final Hungarian Forint Exchange Rate

		Currency Performance Values			Basket Weighting

Indian rupee		Initial Indian Rupee Exchange Rate
performance value	=		-1	x	.166666
		Final Indian Rupee Exchange Rate

		Initial Mexican Peso Exchange Rate
Mexican peso	=		-1	x	.166666
performance value		Final Mexican Peso Exchange Rate

		Initial Turkish Lira Exchange Rate
Turkish lira	=		-1	x	.166666
performance value		Final Turkish Lira Exchange Rate

A basket currency’s performance value may be positive or negative. If the basket performance, which is the sum of all the basket currencies’ individual performance values, is less than, or equal to, zero, the supplemental redemption amount will be zero. In that case, you will receive at maturity the principal amount of $1,000 for each note that you hold and will not receive any supplemental redemption amount. In addition, a basket currency’s individual performance value may be offset by decreases in another basket currency’s performance value, such that the basket performance as a whole is less than, or equal to, zero and the supplemental redemption amount is $0 even though some of the basket currencies have strengthened relative to the U.S. dollar.

On the other hand, if the basket currencies, as a whole, appreciate so that the basket performance is above zero at all, the supplemental redemption amount will be at least $250. If the basket performance is above 12.50%, the supplemental redemption amount will be greater than $250, representing a greater than 25% return on your investment.

Please review the table of the historical exchange rates of each of the basket currencies for each calendar quarter in the period from January 1, 2001 through December 18, 2006 and related graphs. Please also review the graph of the historical performance of the basket relative to the U.S. dollar for the period from January 1, 2001 through December 18, 2006 in this pricing supplement under “Description of Notes—Historical Information” and “— Historical Graph,” which illustrates the effect of any offset between the basket currencies during such period. You cannot predict the future performance of any of the basket currencies or of the basket as a whole, or whether increases in the exchange rates of any of the basket currencies will be offset by decreases in the exchange rates of other basket currencies, based on their historical performance.

Currency exchange rates

Exchange rates reflect the amount of one currency that can be exchanged for another currency. In this pricing supplement the exchange rates for each of the basket currencies are expressed as the number of units of such basket currency per U.S. dollar. An increase in the exchange rate means that such basket currency has depreciated/weakened relative to the U.S. dollar and a decrease in the exchange rate means that such basket currency has appreciated/strengthened relative to the U.S. dollar.

You may revoke your offer to purchase the notes prior to our acceptance

We are using this pricing supplement to solicit from you an offer to purchase the notes. You may revoke your offer to purchase the notes at any time prior to the time at which we accept such offer by notifying the relevant agent. We reserve the right to change the terms of, or reject any offer to purchase, the notes prior to their issuance. In the event of any material changes to the terms of the notes, we will notify you.

MSCS will be the calculation agent

We have appointed our affiliate, Morgan Stanley Capital Services, Inc., which we refer to as MSCS, to act as calculation agent for The Bank of New York, a New York banking corporation (as successor to JPMorgan Chase Bank, N.A.), the trustee for our senior notes. As calculation agent, MSCS will determine the initial exchange rate for each basket currency, the final exchange rate for each basket currency, the basket currencies’ performance values and the basket performance, and will calculate the supplemental redemption amount, if any, you will receive at maturity.

The notes will be treated as contingent payment debt instruments for U.S. federal income tax purposes

The notes will be treated as “contingent payment debt instruments” for U.S. federal income tax purposes, as described in the section of this pricing supplement called “Description of Notes — United States Federal Income Taxation.” Under this treatment, if you are a U.S. taxable investor, you will generally be subject to annual income tax based on the comparable yield (as set forth in this pricing supplement) of the notes even though no stated interest will be paid on the notes. In addition, any gain recognized by U.S. taxable investors on the sale or exchange, or at maturity, of the notes generally will be treated as ordinary income. Please read the section of this pricing supplement called “Description of Notes — United States Federal Income Taxation” and, specifically, the sections called “United States Federal Taxation — Tax Consequences to U.S. Holders — Notes — Optionally Exchangeable Notes” and “United States Federal Taxation — Tax Consequences to U.S. Holders — Backup Withholding and Information Reporting” in the accompanying prospectus supplement. The sections in the accompanying prospectus supplement referred to above are hereafter referred to as the “Tax Disclosure Sections.”

If you are a non-U.S. investor, please read the section of this pricing supplement called “Description of Notes — United States Federal Income Taxation — Tax Consequences to Non-U.S. Holders.”

You are urged to consult your own tax advisors regarding all aspects of the U.S. federal tax consequences of investing in the notes as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Where you can find more information on the notes

The notes are senior notes issued as part of our Series F medium-term note program. You can find a general description of our Series F medium-term note program in the accompanying prospectus supplement dated January 25, 2006. We describe the basic features of this type of note in the sections of the prospectus supplement called “Description of Notes—General Terms of Notes” and “—Currency-Linked Notes” and in the section of the prospectus called “Description of Debt Securities – Description of Floating Rate Debt Securities”.

Because this is a summary, it does not contain all the information that may be important to you. For a detailed description of the terms of the notes, you should read the “Description of Notes” section in this pricing supplement. You should also read about some of the risks involved in investing in notes in the section called “Risk Factors.” The tax treatment of investments in currency-linked notes such as these differs from that of investments in ordinary debt securities. See the section of this pricing supplement called “Description of Notes—United States Federal Income Taxation.” We urge you to consult with your investment, legal, tax, accounting and other advisors with regard to any proposed or actual investment in the notes.

How to reach us	You may contact your local Morgan Stanley branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (212) 761- 4000).

HYPOTHETICAL PAYOUTS ON THE NOTES

     At maturity, for each $1,000 principal amount of notes that you hold, you will receive the principal amount of $1,000 plus a supplemental redemption amount equal to:

     (i) if the basket performance is less than, or equal to, zero, $0; or

      (ii) if the basket performance is greater than zero, the greater of:

     (a) $250; and

     (b) $1,000 times (x) the basket performance times (y) 200%, which we refer to as the participation rate.

     Potential Payouts on the Notes and Equivalent Annualized Returns

     The following table illustrates potential payouts on the notes and the equivalent annualized returns against sample illustrative basket performances:

Illustrative basket performance	Payment at maturity	Equivalent annualized return*
25%	150%	16.89%
20%	140%	13.92%
15%	130%	10.77%

12.5%	125%	9.13%
10%	125%	9.13%
5%	125%	9.13%
0.01%	125%	9.13%

0.00%	100%	0.00%
-5.00%	100%	0.00%
-10.00%	100%	0.00%
-15.00%	100%	0.00%
-20.00%	100%	0.00%

     *The equivalent annualized returns specified in this column are calculated on a semiannual bond equivalent basis and assume an investment term approximately equivalent to the term of the notes.

     If the basket performance is greater than zero, the amount payable to you at maturity will always be at least 125% of the principal amount, as you will always receive a supplemental redemption amount of at least $250. If the basket performance is greater than 12.50%, the amount payable to you at maturity will be greater than 125%. If the basket performance is equal to, or less than, zero, your principal investment is protected and you will receive 100% of your $1,000 principal amount at maturity, but no supplemental redemption amount.

     Hypothetical Examples

     The following hypothetical examples are provided for illustrative purposes only. Actual results will vary.

     Below is one full example of how to calculate the basket performance based on the hypothetical data in the table below. Following are three payment at maturity examples.

     Basket Performance Example

Basket Currency	Basket Weighting	Hypothetical Initial Exchange Rate	Hypothetical Final Exchange Rate
Brazilian real	16.6666%	2.1486	1.8208
Chinese renminbi	16.6666%	7.8202	6.6273
Hungarian forint	16.6666%	193.070	163.6186
Indian rupee	16.6666%	44.6400	37.8305
Mexican peso	16.6666%	10.8225	14.2401
Turkish lira	16.6666%	1.4340	1.8868

Basket Performance = Sum of Currency Performance Values

[(Initial Brazilian real exchange rate / Final Brazilian real exchange rate) – 1] x 16.6666%
plus
[(Initial Chinese renminbi exchange rate / Final Chinese renminbi exchange rate) – 1] x 16.6666%
plus
[(Initial Hungarian forint exchange rate / Final Hungarian forint exchange rate) – 1] x 16.6666%
plus
[(Initial Indian rupee exchange rate / Final Indian rupee exchange rate) – 1] x 16.6666%
plus
[(Initial Mexican peso exchange rate / Final Mexican peso exchange rate) – 1] x 16.6666%
plus
[(Initial Turkish lira exchange rate / Final Turkish lira exchange rate) – 1] x 16.6666%

So, using the hypothetical exchange rates above,

Brazilian real performance value = [(2.1486 / 1.8208) -1] x 16.6666% = 3%
plus
Chinese renminbi performance value = [(7.8202 / 6.6273) -1] x 16.6666% = 3%
 plus
Hungarian forint performance value = [(193.070 / 163.6186) -1] x 16.6666% = 3%
plus
Indian rupee performance value = [(44.6400 / 37.8305) -1] x 16.6666% = 3%
plus
Mexican peso performance value = [(10.8225 / 14.2401) -1] x 16.6666% = - 4%
plus
Turkish lira performance value = [(1.4340 / 1.8868) -1] x 16.6666% = - 4%
equals

Basket performance = 4%

     In the above example, four of the six basket currencies—the Brazilian real, the Chinese renminbi, the Hungarian forint and the Indian rupee (with a combined basket weighting of approximately 67%)—each strengthen by 18% against the U.S. dollar over the term of the notes, but the remaining two basket currencies—the Mexican peso and the Turkish lira (with a combined basket weighting of approximately 33%)—each weaken by approximately 24% against the U.S. dollar over the term of the notes. Accordingly, the weakening of the Mexican peso and the Turkish Lira offsets the strengthening of the Brazilian real, the Chinese renminbi, the Hungarian forint and the Indian rupee, and the basket performance is reduced.

     Payment at Maturity Examples

Example 1

Basket Performance is Positive and Greater than 12.50% . Investors Receive Greater than 25%.

     Hypothetical basket performance = 15%

        Supplemental redemption amount = greater of:

❖	$250; and

❖	$1,000 x basket performance x participation rate

=	$1,000 x 15% x 200% = $300

     Because the basket performance is greater than 12.50%, investors will receive a supplemental redemption amount that is greater than $250. Therefore, the total payment at maturity per note will be $1,300, which is the sum of the $1,000 principal amount and a supplemental redemption amount of $300.

Example 2

Basket Performance is Positive but Less than or Equal to 12.50% . Investors Receive a 25% Return.

     Hypothetical basket performance = 4%

        Supplemental redemption amount = greater of:

❖	$250; and

❖	$1,000 x basket performance x participation rate

=	$1,000 x 4% x 200% = $80

     Because the basket performance is positive but less than 12.50%, investors will receive a supplemental redemption amount of $250. Therefore, the total payment at maturity per note will be $1,250, which is the sum of the $1,000 principal amount and a supplemental redemption amount of $250.

Example 3

Basket Performance is 0% or Negative. Investors Only Receive Par at Maturity.

     Hypothetical basket performance = - 5%

        Supplemental redemption amount = $0

     Because the basket performance is less than (or equal to) 0%, the supplemental redemption amount will be $0 and the total payment at maturity per note will only equal the $1,000 principal amount per note.

     The basket performance may be equal to zero or less than zero even though one or more basket currencies has strengthened relative to the U.S. dollar over the term of the notes as this strengthening may be moderated, or wholly offset, by the weakening or lesser strengthening relative to the U.S. dollar of one or more of the other basket currencies.

     Please review the table of the historical exchange rates (expressed as the number of units of each basket currency per one U.S. dollar) of each of the basket currencies for each calendar quarter in the period from January 1, 2001 through December 18, 2006 and related graphs. Please also review the graph of the historical performance of the basket relative to the U.S. dollar for the period from January 1, 2001 through December 18, 2006 in this pricing supplement under “Description of Notes—Historical Information” and “—Historical Graph,” which illustrates the effect of the offset and/or correlation among the basket currencies during such period. You cannot predict the future performance of any of the basket currencies or of the basket as a whole, or whether increases in the prices of any of the basket currencies will be offset by decreases in the prices of other basket currencies, based on their historical performance.

RISK FACTORS

     The notes are not secured debt and investing in the notes is not equivalent to investing directly in the basket currencies. This section describes the most significant risks relating to the notes. You should carefully consider whether the notes are suited to your particular circumstances before you decide to purchase them.

Unlike ordinary senior notes, the notes do not pay interest

The terms of the notes differ from those of ordinary debt securities in that we will not pay interest on the notes. Because of the variable nature of the supplemental redemption amount due at maturity, which may equal zero, the return on your investment in the notes (the effective yield to maturity) may be less than the amount that would be paid on an ordinary debt security. The notes have been designed for investors who are willing to forgo market floating interest rates on the notes in exchange for a supplemental amount based on the performance of a basket of currencies relative to the U.S. dollar.

The notes may not pay more than the principal amount at maturity The notes are subject to currency exchange risk

If the basket performance is zero or less, no supplemental redemption amount will be paid, and you will receive only the principal amount of $1,000 for each note you hold at maturity.

Fluctuations in the exchange rates between the U.S. dollar and the basket currencies will affect the value of the notes.

The exchange rates between the basket currencies and the U.S. dollar are the result of the supply of, and the demand for, these basket currencies. Changes in the exchange rates result over time from the interaction of many factors directly or indirectly affecting economic and political conditions in the country of each basket currency and the United States, including economic and political developments in other countries.

Of particular importance to potential currency exchange risk are:

•	existing and expected rates of inflation

•	existing and expected interest rate levels

•	the balance of payments

•	the extent of governmental surpluses or deficits in the relevant foreign country and the United States of America

All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of various countries and the United States and other countries important to the international trade and finance.

The notes will not be listed

The notes will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the notes. Our affiliate, Morgan Stanley and Co. Incorporated, which we refer to as MS & Co. currently intends to act as a market maker for the notes but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to sell the notes easily. Because we do not expect that other market makers will participate significantly in the secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which MS & Co. is willing to transact. If at any time MS & Co. were to cease acting as a market maker, it is likely that there would be no secondary market for the notes.

Market price of the notes will be influenced by many unpredictable factors

Several factors, some of which are beyond our control, will influence the value of the notes in the secondary market and the price at which MS & Co. may be willing to purchase or sell the notes in the secondary market. As noted above, we expect that the exchange rate for the basket currencies on any day will affect the value of the notes more than any other single factor. Other factors that may influence the value of the notes include:

•	the volatility (frequency and magnitude of changes in value) of the basket currencies relative to the U.S. dollar,

•	interest and yield rates in the U.S. market and in the markets for each of the basket currencies,

•	geopolitical conditions and economic, financial, political and regulatory or judicial events that affect the basket currencies or currencies markets generally and that may affect the final exchange rates,

•	the time remaining to the maturity of the notes, and

•	our creditworthiness.

Some or all of these factors will influence the price that you will receive if you sell your notes prior to maturity. For example, you may have to sell your notes at a substantial discount from the principal amount if at the time of sale the exchange rates for certain or all of the basket currencies have weakened relative to the U.S. dollar or if interest rates rise.

You cannot predict the future performance of the basket currencies based on their historical performance. We cannot guarantee that the basket performance will be positive so that you will receive at maturity an amount in excess of the $1,000 principal amount of the notes.

Specific currencies’ exchange rates are volatile and are affected by numerous factors specific to each foreign country

Brazil

The exchange rate between the Brazilian real and the U.S. dollar is primarily affected by the supply and demand for the two currencies, as well as by government policy or actions, but is also influenced significantly from time to time by political or economic developments in Brazil or elsewhere, and by macroeconomic factors and speculative actions. The exchange rate is freely negotiated, but may be influenced from time to time by intervention by the Central Bank of Brazil. From 1995 to 1999, the Central Bank of Brazil allowed the gradual devaluation of the real relative to the U.S. dollar. In 1999, the Brazilian real suffered a currency crisis with significant devaluation. Subsequently, the Central Bank of Brazil allowed the exchange rate to float freely, although subject to frequent intervention by the Central Bank of Brazil to manipulate the exchange rate of the Brazilian real for U.S. dollars. Since then the exchange rate has fluctuated considerably. In addition, under certain conditions the government has the ability to restrict the conversion of the real into foreign currencies. Factors that might affect the likelihood of the government’s imposing these or other exchange control restrictions include the extent of Brazil’s foreign currency reserves, the size of Brazil’s debt service burden relative to the economy as a whole, Brazil’s policy towards the International Monetary Fund, and political constraints to which Brazil may be subject.

The People’s Republic of China

The exchange rate between the Chinese renminbi and the U.S. dollar is managed by the Chinese government, and may also be influenced by political or economic developments in the People’s Republic of China or elsewhere and by macroeconomic factors and speculative actions. Since 1994, the Chinese government has used a managed floating exchange rate system, under which the People’s Bank of China (the “People’s Bank”) allows the renminbi to float against the U.S. dollar within a very narrow band around the central exchange rate that is published daily by the People’s Bank. In July 2005, the People’s Bank revalued the renminbi by 2% and announced that in the future it would set the value of the renminbi with reference to a basket of currencies rather than solely with reference to the U.S. dollar. In addition, the People’s Bank recently announced that the reference basket of currencies used to set the value of the renminbi will be based on a daily poll of onshore market dealers and other undisclosed factors. Movements in the exchange rate between the Chinese renminbi and the U.S. dollar within the narrow band established by the People’s Bank result from the supply of, and the demand for, those two currencies and fluctuations in the reference basket of currencies. To the extent that management of the renminbi by the People’s Bank has resulted in and currently results in trading levels that do not fully reflect market forces, any further changes in the government’s management of the Chinese renminbi could result in significant movement in the value of the renminbi. Changes in the exchange rate result over time from the interaction of many factors directly or indirectly affecting economic and political conditions in the People’s Republic of China and the United States, including economic and political developments in other countries.

Hungary

The exchange rate between the Hungarian forint and the U.S. dollar is primarily affected by the supply and demand for the two currencies, as well as by government policy or actions, but is also influenced significantly from time to time by political or economic developments in Hungary or elsewhere, and by macroeconomic factors and speculative actions. In 2001, the Hungarian government and the National Bank of Hungary jointly determined to “peg” the forint to the euro so as to permit the exchange rate to fluctuate against the euro in either direction by up to 15% from a central parity, which was set to HUF 276.1/euro. In June 2003, the National Bank of Hungary shifted the central parity by 2.26%, which caused a depreciation in the forint of approximately 10%. In addition, the government and the National Bank of Hungary have from time to time intervened in the foreign exchange market by selling forints and raising or lowering interest rates. The government may impose other restrictions on the foreign exchange market, such as by restricting the ability to convert forints into foreign currencies. Factors that might affect the likelihood of the government’s imposing these or other exchange control restrictions include the level of Hungary’s foreign debt, the extent of Hungary’s foreign currency reserves, the size of Hungary’s debt service burden relative to the economy as a whole, regional hostilities, terrorist attacks or social unrest, and political constraints to which Hungary may be subject.

India

The exchange rate between the Indian rupee and the U.S. dollar is primarily affected by the supply and demand for the two currencies, as well as by government policy or actions, but is also influenced significantly from time to time by political or economic developments in India or elsewhere, and by macroeconomic factors and speculative actions. During the past decade, the Indian government has pursued policies of economic liberalization and deregulation, but the government’s role in the economy has remained significant. The Indian government allows the exchange rate to float freely, without a fixed target or band, but will intervene when it deems necessary to preserve stability. It also has the ability to restrict the conversion of rupees into foreign currencies, and under certain circumstances investors that seek to convert rupees into foreign currency must obtain the approval of the Reserve Bank of India. Factors that might affect the likelihood of the government’s imposing these or other exchange control restrictions include the extent of India’s foreign currency reserves, the balance of payments, the extent of governmental surpluses and deficits, the size of India’s debt service burden relative to the economy as a whole, regional hostilities, terrorist attacks or social unrest, and political constraints to which India may be subject.

Mexico

The exchange rate between the Mexican peso and the U.S. dollar is primarily affected by the supply and demand for the two currencies, as well as by government policy or actions, but is also influenced significantly from time to time by political or economic developments in Mexico or elsewhere, and by macroeconomic factors and speculative actions. Since 1994, the Mexican government has allowed the peso to float freely against the U.S. dollar and since 1982 has not restricted the ability to convert pesos into foreign currencies. The peso depreciated through the late 1990s, stabilized and strengthened in 2001 and depreciated significantly thereafter, due in large part to the worldwide economic slowdown and increased volatility in the foreign exchange markets. There can be no assurance that the peso will not depreciate significantly in the future, as it has in the past, or that the Mexican government will maintain its current foreign exchange policies. Factors that might affect the likelihood of the government’s imposing these or other exchange control restrictions include the extent of Mexico’s foreign currency reserves, the availability of sufficient foreign exchange on the date a payment is due, the size of Mexico’s debt service burden relative to the economy as a whole, Mexico’s policy towards the International Monetary Fund, and political constraints to which Mexico may be subject.

Turkey

The exchange rate between the Turkish lira and the U.S. dollar is primarily affected by the supply and demand for the two currencies, as well as by government policy or actions, but is also influenced significantly from time to time by political or economic developments in Turkey or elsewhere, and by macroeconomic factors and speculative actions. The Central Bank of Turkey has implemented a floating exchange rate regime, which has been in effect since February 2001. The Bank has from time to time intervened in the foreign exchange market by conducting foreign exchange purchase auctions and other forms of intervention, usually in cases of excess volatility in the floating exchange rate regime. In addition, the government may impose other restrictions on the foreign exchange market, such as by restricting the ability to convert lira into foreign currencies. Factors that might affect the likelihood of the government’s imposing these or other exchange control restrictions include the level of Turkey’s foreign debt, the extent of Turkey’s foreign exchange reserves, regional hostilities, terrorist activities or social unrest, including unresolved issues in Turkey’s relations with Greece, and the level of untaxed economic activities due to Turkey’s substantial unregistered economy.

A weakening in the exchange rate of any of the basket currencies relative to the U.S. dollar may have a material adverse effect on the value of the notes and the return on an investment in the notes.

Intervention in the currency markets by the countries issuing the basket currencies could materially and adversely affect the value of the notes

Specific currencies’ exchange rates are volatile and are affected by numerous factors specific to each foreign country. Foreign currency exchange rates can be fixed by the sovereign government, allowed to float within a range of exchange rates set by the government, or left to float freely. Governments, including those issuing the basket currencies, use a variety of techniques, such as intervention by their central bank or imposition of regulatory controls or taxes, to affect the exchange rates of their respective currencies. They may also issue a new currency to replace an existing currency, fix the exchange rate or alter the exchange rate or relative exchange characteristics by devaluation or revaluation of a currency. Thus, a special risk in purchasing the notes is that their liquidity, trading value and amount payable could be affected by the actions of sovereign governments that could change or interfere with previously freely determined currency valuations, fluctuations in response to other market forces and the movement of currencies across borders. There will be no offsetting adjustment or change made during the term of the notes in the event that any floating exchange rate should become fixed, any fixed exchange rate should be allowed to float, or that the band limiting the float of any basket currency should be altered or removed. Nor will there be any offsetting adjustment or change in the event of any other devaluation or revaluation or imposition of exchange or other regulatory controls or taxes or in the event of other developments affecting the basket currencies or the U.S. dollar, or any other currency.

Even though currencies trade around-the-clock, the notes will not

The Interbank market in foreign currencies is a global, around-the-clock market. Therefore, the hours of trading for the notes, if any trading market develops, will not conform to the hours during which the basket currencies are traded. Significant price and rate movements may take place in the underlying foreign exchange markets that will not be reflected immediately in the price of the notes. The possibility of these movements should be taken into account in relating the value of the notes to those in the underlying foreign exchange markets. There is no systematic reporting of last-sale information for foreign currencies. Reasonably current bid and offer information is available in certain brokers’ offices, in bank foreign currency trading offices and to others who wish to subscribe for this information, but this information will not necessarily be reflected in the value of the basket used to calculate the supplemental redemption amount. There is no regulatory requirement that those quotations be firm or revised on a timely basis. The absence of last-sale information and the limited availability of quotations to individual investors may make it difficult for many investors to obtain timely, accurate data about the state of the underlying foreign exchange markets.

The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices

Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase notes in secondary market transactions will likely be lower than the original issue price, since the original issue price included, and secondary market prices are likely to exclude, commissions paid with respect to the notes, as well as the projected profit included in the cost of hedging our obligations under the notes. In addition, any such prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.

Changes in the exchange rate of one or more of the basket currencies may offset each other

Exchange rate movements in the basket currencies may not correlate with each other. At a time when one or more of the basket currencies strengthens relative to the U.S. dollar, the exchange rate of one or more of the other basket currencies may weaken relative the U.S. dollar or strengthen to a lesser extent. Therefore, in calculating the basket performance, the strengthening relative to the U.S. dollar of one or more of the basket currencies may be moderated, or wholly offset, by the weakening or lesser strengthening relative to the U.S. dollar of one or more of the other basket currencies.

Please review the table of the historical exchange rates of each of the basket currencies for each calendar quarter in the period from January 1, 2001 through December 18, 2006 and related graphs. Please also review the graph of the historical performance of the basket relative to the U.S. dollar for the period from January 1, 2001 through December 18, 2006 in this pricing supplement under “Description of Notes—Historical Information” and “—Historical Graph,” which illustrates the effect of the offset and/or correlation among the basket currencies during such period. You cannot predict the future performance of any of the basket currencies relative to the U.S. dollar or of the basket as a whole, or whether the strengthening of any of the basket currencies relative to the U.S. dollar will be offset by the weakening of other basket currencies relative to the U.S. dollar, based on their historical performance. In addition, there can be no assurance that the final exchange rates of any of the basket currencies will strengthen relative to the U.S. dollar, or that the sum of the performance values of the basket currencies will be positive. If the basket performance is zero or less, you will receive at maturity only the $1,000 principal amount with respect to each note you hold.

Suspension or disruptions of market trading in the basket currencies may adversely affect the value of the notes	The currency markets are subject to temporary distortions or other disruptions due to various factors, including government regulation and intervention, the lack of liquidity in the markets, and the participation of speculators. These circumstances could adversely affect the exchange rates of the basket currencies and, therefore, the value of the notes.

The economic interests of the calculation agent and other of our affiliates are potentially adverse to your interests

The economic interests of the calculation agent and other of our affiliates are potentially adverse to your interests as an investor in the notes.

As calculation agent, MSCS will determine the initial exchange rate for each basket currency, the final exchange rate for each basket currency, the basket currencies’ performance values, the basket performance, and calculate the supplemental redemption amount, if any, you will receive at maturity. Determinations made by MSCS, in its capacity as calculation agent, including with respect to the calculation of any exchange rate in the event of a discontinuance of reporting of a basket currency’s exchange rate, may affect the payout to you at maturity. See the sections of this pricing supplement called “Description of Notes—Exchange Rate” and “—Price Materiality Event.”

The original issue price of the notes includes the agent’s commissions and certain costs of hedging our obligations under the notes. The subsidiaries through which we hedge our obligations under the notes expect to make a profit. Since hedging our obligations entails risk and may be influenced by market forces beyond our or our subsidiaries’ control, such hedging may result in a profit that is more or less than initially projected.

Hedging and trading activity by MS & Co. and its affiliates could potentially adversely affect the exchange rates of the basket currencies

MS & Co. and other affiliates of ours will carry out hedging activities related to the notes (and possibly to other instruments linked to the basket currencies), including trading in forward and options contracts on the basket currencies as well as in other instruments related to the basket currencies. MS & Co. and some of our other subsidiaries also trade the basket currencies and other financial instruments related to the basket currencies on a regular basis as part of their general broker-dealer, proprietary trading and other businesses. Any of these hedging or trading activities on or prior to the day we price the notes for initial sale to the public could potentially decrease the initial exchange rates for the basket currencies and, as a result, could decrease the exchange rates at which the basket currencies must close on the valuation date before you receive a payment at maturity that exceeds the $1,000 principal amount of the notes. Additionally, such hedging or trading activities during the term of the notes could potentially affect the exchange rates of the basket currencies on the valuation date and, accordingly, the amount of cash you will receive at maturity.

DESCRIPTION OF NOTES

Terms not defined herein have the meanings given to such terms in the accompanying prospectus supplement. The term “Notes” refers to each $1,000 principal amount of any of our Currency-Linked Capital-Protected Notes Due February , 2008, Based on the Performance of a Basket of Six Currencies Relative to the U.S. Dollar. In this pricing supplement, the terms “we,” “us” and “our” refer to Morgan Stanley.

Aggregate Principal Amount	$

Original Issue Date (Settlement Date )	January , 2007

Maturity Date	July 31, 2009

Valuation Date

July 22, 2009, subject to adjustment if such date is not a Currency Business Day as described in the following paragraph.

If July 22, 2009 is not a Currency Business Day with respect to any Basket Currency, the Valuation Date with respect to such Basket Currency will be the immediately preceding Currency Business Day with respect to such Basket Currency.

Interest Rate Specified Currency CUSIP Number Minimum Denominations Issue Price Basket

None

U.S. dollars

617446B65

$1,000

$1,000 (100%)

The following table sets forth the Basket Currencies, the Reuters Page for each Basket Currency and the Basket Weighting of each Basket Currency in the Basket:

Basket Currency	Reuters Page	Basket Weighting

Brazilian real	BRFR	16.6666%
Chinese renminbi	SAEC	16.6666%
Hungarian forint	ECB37=(HUF/EUR)/(USD/EUR)	16.6666%
Indian rupee	RBIB	16.6666%
Mexican peso	WMRSPOT10	16.6666%
Turkish lira	ECB37=(TRY/EUR)/(USD/EUR)	16.6666%

Maturity Redemption Amount

At maturity, upon delivery of the Notes to the Trustee, we will pay with respect to the $1,000 principal amount of each Note an amount in cash equal to $1,000 plus the Supplemental Redemption Amount, if any, as determined by the Calculation Agent.

We shall, or shall cause the Calculation Agent to (i) provide written notice to the Trustee and to The Depository Trust Company, which we refer to as DTC, of the amount of cash to be delivered with respect to the $1,000 principal amount of each Note, on or prior to 10:30 a.m. on the Business Day preceding the Maturity Date, and (ii) deliver the aggregate cash amount due with respect to the Notes to the Trustee for delivery to DTC, as holder of the Notes, on the Maturity Date. We expect such amount of cash will be distributed to investors on the Maturity Date in accordance with the standard rules and procedures of DTC and its direct and indirect participants. See “—Book-Entry Note or Certificated Note” below, and see “The Depositary” in the accompanying prospectus supplement.

Supplemental Redemption Amount	The Supplemental Redemption Amount will equal:

•	if the basket performance is less than, or equal to, zero, $0; or

•	if the Basket Performance is greater than zero, the greater of:

	➢	$250; and

	➢	$1,000 times (x) the Basket Performance times (y) the Participation Rate.

The Calculation Agent will calculate the Supplemental Redemption Amount on the Valuation Date.

Basket Performance

The Basket Performance is a percentage that is the sum of the performance values, whether positive or negative, for each of the Basket Currencies. The Basket Performance is described by the following formula:

Brazilian Real Performance Value
+
Chinese Renminbi Performance Value
+
Hungarian Forint Performance Value
+
Indian Rupee Performance Value
+
Mexican Peso Performance Value
+
Turkish Lira Performance Value

Participation Rate Exchange Rate

200%

Exchange Rate means, on any Currency Business Day:

     (i) with respect to each of the Hungarian forint, the Mexican peso and the Turkish lira, the rate for conversion of such Basket Currency into U.S. dollars (expressed as the number of units of such Basket Currency per one U.S. dollar) as determined by reference to the rate displayed on the applicable Reuters Page for such Basket Currency on such Currency Business Day, as determined by the Calculation Agent; provided that if no such rate is displayed on the applicable Reuters Page for such day or the Calculation Agent determines in good faith that the rate so displayed on the applicable Reuters Page is manifestly incorrect, the Exchange Rate will equal the arithmetic mean, as determined by the Calculation Agent, of the firm quotes of exchange rates for conversion of such Basket Currency into U.S. dollars determined by at least five independent leading dealers, selected by the Calculation Agent (the “Reference Dealers”), in the underlying market for such Basket Currency taking into consideration the latest available quote for such exchange rate and any other information deemed relevant by such Reference Dealers; provided further that if (i) the difference between the highest and lowest exchange rates for conversion of any such Basket Currency determined by the Reference Dealers on such date pursuant to the previous clause of this sentence is greater than 1% or (ii) the Calculation Agent is unable to obtain five such quotes from the Reference Dealers on such date for any reason, the Exchange Rate for such Basket Currency shall be the exchange rate as determined by the Calculation Agent in good faith on such day taking into account any information deemed relevant by the Calculation Agent; and

     (ii) with respect to each of the Brazilian real, the Chinese renminbi and the Indian rupee, the rate for conversion of such Basket Currency into U.S. dollars (expressed as the number of units of such Basket Currency per one U.S. dollar) as determined by reference to the rate displayed on the applicable Reuters Page for such Basket Currency on such Currency Business Day, as determined by the Calculation Agent; provided that if (i) no such rate is displayed on the applicable Reuters Page for such day, (ii) such day is an Unscheduled Holiday with respect to any such Basket Currency or (iii) the Calculation Agent determines in good faith that the rate so displayed on the applicable Reuters Page is manifestly incorrect, the Exchange Rate will equal the arithmetic mean, as determined by the Calculation Agent, of the firm quotes of exchange rates for conversion of such Basket Currency into U.S. dollars determined by the Reference Dealers in the underlying market for such Basket Currency taking into consideration the latest available quote for such exchange rate and any other information deemed relevant by such Reference Dealers; provided further that if (i) the difference between the highest and lowest exchange rates for conversion of any such Basket Currency determined by the Reference Dealers on such date pursuant to the previous clause of this sentence is greater than 1% or (ii) the Calculation Agent is unable to obtain five such quotes from the Reference Dealers on such date for any reason, the Exchange Rate for such Basket Currency shall be the exchange rate as determined by the Calculation Agent in good faith on such day taking into account any information deemed relevant by the Calculation Agent; provided further that, with respect to the Brazilian real, if a Price Materiality Event occurs, the Exchange Rate for Brazilian real shall be the rate as determined in “ –Price Materiality Event” below.

Quotes of MS & Co. or any of its affiliates may be included in the calculation of any mean described in clauses (i) or (ii) above, but only to the extent that any such bid is the highest of the quotes obtained.

Unscheduled Holiday

Unscheduled Holiday means, with respect to any of the Brazilian real, the Chinese renminbi and the Indian rupee, a day that is not a Currency Business Day with respect to any such Basket Currency and the market was not made aware of such fact (by means of a public announcement or by reference to other publicly announced information) until a time later than 9:00 a.m. local time in the principal financial center(s) of any such Basket Currency on the date that is two Business Days prior to the Valuation Date for such Basket Currency.

Price Materiality Event

Price Materiality Event means, with respect to the Brazilian real, that (i) the Exchange Rate as displayed on the applicable Reuters Page for the Brazilian real has been, in the good faith belief of the Calculation

Agent, inflated or deflated by government intervention and (ii) the difference between such rate and the arithmetic mean, as determined by the Calculation Agent, of the exchange rate for conversion of the Brazilian real into U.S. dollars determined by five Reference Dealers, selected by the Calculation Agent in the underlying market for the Brazilian real, taking into consideration the latest available quote for such exchange rate and any other information deemed relevant by the Reference Dealers, is more than 3%, then, in such case, the Exchange Rate for the Brazilian real on the Valuation Date will be the rate as determined pursuant to clause (ii) of this definition. If such difference is less than 3%, then, in such case, the Exchange Rate for the Brazilian real will be determined as set forth in “–Exchange Rate” above.

Currency Business Day

Any day, other than a Saturday or Sunday, that is (i) neither a legal holiday nor a day on which commercial banks are authorized or required by law, regulation or executive order to close and (ii) a day on which dealings in foreign currency in accordance with the practice of the foreign exchange market occur:

(a)	in (x) Sao Paulo, Brazil, Rio de Janeiro, Brazil, or Brazilia, Brazil and (y) New York City with respect to the Brazilian real;

(b)	in Beijing, China with respect to the Chinese renminbi;

(c)	in London with respect to the Hungarian forint;

(d)	in Mumbai, India with respect to the Indian rupee;

(e)	in New York City with respect to the Mexican peso; and

(f)	in London with respect to the Turkish lira.

Basket Weighting Brazilian Real Performance Value

For each Basket Currency, 16.6666%.

The Brazilian Real Performance Value is (i) a fraction, the numerator of which will be the Initial Brazilian Real Exchange Rate and the denominator of which will be the Final Brazilian Real Exchange Rate, minus one, times (ii) the Basket Weighting. The Brazilian Real Performance Value is described by the following formula and will be determined on the Valuation Date:

Initial Brazilian Real Exchange Rate	, the Exchange Rate for the Brazilian real on the day we price the Notes for initial sale to the public.

Final Brazilian Real Exchange Rate	The Exchange Rate for the Brazilian real on the Valuation Date as published on the Business Day following the Valuation Date as determined by the Calculation Agent.

Chinese Renminbi Performance Value

The Chinese Renminbi Performance Value is (i) a fraction, the numerator of which will be the Initial Chinese Renminbi Exchange Rate the denominator of which will be the Final Chinese Renminbi Exchange Rate, minus one, times (ii) the Basket Weighting. The

Chinese Renminbi Performance Value is described by the following formula and will be determined on the Valuation Date:

Initial Chinese Renminbi Exchange Rate	, the Exchange Rate for the Chinese renminbi on the day we price the Notes for initial sale to the public.

Final Chinese Renminbi Exchange Rate	The Exchange Rate for the Chinese renminbi at 5:00 p.m. Beijing time on the Valuation Date as determined by the Calculation Agent.

Hungarian Forint Performance Value

The Hungarian Forint Performance Value is (i) a fraction, the numerator of which will be the Initial Hungarian Forint Exchange Rate and the denominator of which will be the Final Hungarian Forint Exchange Rate, minus one, times (ii) the Basket Weighting. The Hungarian Forint Performance Value is described by the following formula and will be determined on the Valuation Date:

Initial Hungarian Forint Exchange Rate	, the Exchange Rate for the Hungarian forint on the day we price the Notes for initial sale to the public.

Final Hungarian Forint Exchange Rate	The Exchange Rate for the Hungarian forint at 1:30 p.m. London time on the Valuation Date as determined by the Calculation Agent.

Indian Rupee Performance Value

The Indian Rupee Performance Value is (i) a fraction, the numerator of which will be the Initial Indian Rupee Exchange Rate and the denominator of which will be the Final Indian Rupee Exchange Rate, minus one, times (ii) the Basket Weighting. The Indian Rupee Performance Value is described by the following formula and will be determined on the Valuation Date:

Initial Indian Rupee Exchange Rate	, the Exchange Rate for the Indian rupee on the day we price the Notes for initial sale to the public.

Final Indian Rupee Exchange Rate	The Exchange Rate for the Indian rupee at 2:30 p.m. Mumbai time on the Valuation Date as determined by the Calculation Agent.

Mexican Peso
Performance Value

The Mexican Peso Performance Value is (i) a fraction, the numerator of which will be the Initial Mexican Peso Exchange Rate and the denominator of which will be the Final Mexican Peso Exchange Rate, minus one, times (ii) the Basket Weighting. The Mexican Peso Performance Value is described by the following formula and will be determined on the Valuation Date:

Initial Mexican Peso Exchange Rate	, the Exchange Rate for the Mexican peso on the day we price the Notes for initial sale to the public.

Final Mexican Peso
Exchange Rate	The Exchange Rate for the Mexican peso at 4:00 p.m. London time on the Valuation Date as determined by the Calculation Agent.

Turkish Lira Performance Value

The Turkish Lira Performance Value is (i) a fraction, the numerator of which will be the Initial Turkish Lira Exchange Rate and the denominator of which will be the Final Turkish Lira Exchange Rate, minus one, times (ii) the Basket Weighting. The Turkish Lira Performance Value is described by the following formula and will be determined on the Valuation Date:

Initial Turkish Lira Exchange Rate	, the Exchange Rate for the Turkish lira on the day we price the Notes for initial sale to the public.

Final Turkish Lira Exchange Rate	The Exchange Rate for the Turkish lira at 1:30 p.m. London time on the Valuation Date as determined by the Calculation Agent.

Book Entry Note or Certificated Note

Book Entry. The Notes will be issued in the form of one or more fully registered global securities which will be deposited with, or on behalf of, DTC and will be registered in the name of a nominee of DTC. DTC’s nominee will be the only registered holder of the Notes. Your beneficial interest in the Notes will be evidenced solely by entries on the books of the securities intermediary acting on your behalf as a direct or indirect participant in DTC. In this pricing supplement, all references to payments or notices to you will mean payments or notices to DTC, as the registered holder of the Notes, for distribution to participants in accordance with DTC’s procedures. For more information regarding DTC and book entry notes, please read “The Depositary” in the accompanying prospectus supplement and “Form of Securities—Global Securities—Registered Global Securities” in the accompanying prospectus.

Senior Note or Subordinated Note Trustee	Senior The Bank of New York, a New York banking corporation (as successor Trustee to JPMorgan Chase Bank, N.A.)

Agent Reuters Page

Morgan Stanley & Co. Incorporated and its successors (“MS & Co.”)

The display page so designated on the Reuters Monitor Money Rates Service (“Reuters”), as noted under “—Basket Currency” above, or any other display page that may replace that display page on Reuters and any successor service thereto.

Alternate Exchange Calculation
in Case of an Event of Default

In case an event of default with respect to the Notes shall have occurred and be continuing, the amount declared due and payable for each Note upon any acceleration of the Notes (the “Acceleration Amount”) will equal $1,000 principal amount per Note plus the Supplemental Redemption Amount, if any, determined as though the

Exchange Rate of any Basket Currency on the Valuation Date were the Exchange Rate on the date of acceleration.

If the maturity of the Notes is accelerated because of an event of default as described above, we shall, or shall cause the Calculation Agent to, provide written notice to the Trustee at its New York office, on which notice the Trustee may conclusively rely, and to DTC of the Acceleration Amount and the aggregate cash amount due with respect to the Notes as promptly as possible and in no event later than two Business Days after the date of acceleration.

Calculation Agent

Morgan Stanley Capital Services Inc. (“MSCS”)

All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you, the Trustee and us.

All calculations with respect to the Exchange Rate for each Basket Currency on each Determination Date, the Basket Performance and the Supplemental Redemption Amount, if any, will be made by the Calculation Agent and will be rounded to the nearest one hundred- thousandth, with five one-millionths rounded upward (e.g., .876545 would be rounded to .87655); all dollar amounts related to determination of the amount of cash payable per Note will be rounded to the nearest ten-thousandth, with five one hundred- thousandths rounded upward (e.g., .76545 would be rounded up to .7655); and all dollar amounts paid on the aggregate number of Notes will be rounded to the nearest cent, with one-half cent rounded upward.

Because the Calculation Agent is our affiliate, the economic interests of the Calculation Agent and its affiliates may be adverse to your interests as an investor in the Notes, including with respect to certain determinations and judgments that the Calculation Agent must make in determining any Exchange Rate for a Basket Currency, the Basket Performance, the Supplemental Redemption Amount or whether a Market Disruption Event has occurred. See “—Market Disruption Event” above. MSCS is obligated to carry out its duties and functions as Calculation Agent in good faith and using its reasonable judgment.

Historical Information

The following tables set forth the published high, low and end of quarter Exchange Rates for each of the Basket Currencies for each calendar quarter from January 1, 2001 to December 18, 2006. The graphs following each Basket Currency’s Exchange Rate table set forth the historical Exchange Rate performance of each respective Basket Currency for the period January 1, 2001 to December 18, 2006. The Exchange Rates for the Brazilian real, the Chinese renminbi, the Hungarian forint, the Indian rupee, the Mexican peso and the Turkish lira (each expressed as units of such Basket Currency per one U.S. dollar) on December 18, 2006 were 2.1486, 7.8202, 193.070, 44.6400, 10.8225 and 1.4340, respectively. We obtained the information in the tables and graphs from Bloomberg Financial Markets, without independent verification. The historical Exchange Rates and historical exchange rate performance of the Basket Currencies should not be taken as an indication of future performance. We cannot give you any assurance that the Basket Performance will be greater than zero or that you will receive any Supplemental Redemption Amount.

Brazilian Real Historical High, Low and Period End Exchange Rates January 1, 2001 through December 18, 2006 (expressed as units of Brazilian Real per U.S. dollar)

Brazilian Real	High	Low	Period End

2001
First Quarter	2.1720	1.9310	2.1525
Second Quarter	2.4795	2.1375	2.3105
Third Quarter	2.8325	2.3105	2.6700
Fourth Quarter	2.7850	2.2945	2.3115
2002
First Quarter	2.4625	2.2950	2.3250
Second Quarter	2.8805	2.2650	2.8175
Third Quarter	3.8725	2.8015	3.7395
Fourth Quarter	3.9505	3.4740	3.5400
2003
First Quarter	3.6650	3.2610	3.3640
Second Quarter	3.3135	2.8385	2.8440
Third Quarter	3.0675	2.8155	2.9000
Fourth Quarter	2.9475	2.8310	2.9069
2004
First Quarter	2.9645	2.7820	2.9073
Second Quarter	3.2118	2.8755	3.0850
Third Quarter	3.0782	2.8505	2.8608
Fourth Quarter	2.8800	2.6530	2.6530
2005
First Quarter	2.7640	2.5665	2.6755
Second Quarter	2.6588	2.3325	2.3325
Third Quarter	2.4870	2.2140	2.2275
Fourth Quarter	2.3800	2.1615	2.3355
2006
First Quarter	2.3364	2.1040	2.1640
Second Quarter	2.3525	2.0555	2.1650
Third Quarter	2.2244	2.1230	2.1690
Fourth Quarter
(through December 18,
2006)	2.2000	2.1310	2.1486

Chinese Renminbi Historical High, Low and Period End Exchange Rates January 1, 2001 through December 18, 2006 (expressed as units of Chinese Renminbi per U.S. dollar)

Chinese Renminbi	High	Low	Period End

2001
First Quarter	8.2786	8.2763	8.2777
Second Quarter	8.2785	8.2767	8.2767
Third Quarter	8.2773	8.2766	8.2768
Fourth Quarter	8.2775	8.2765	8.2770
2002
First Quarter	8.2775	8.2765	8.2774
Second Quarter	8.2776	8.2765	8.2771
Third Quarter	8.2772	8.2760	8.2772
Fourth Quarter	8.2775	8.2766	8.2773
2003
First Quarter	8.2778	8.2766	8.2771
Second Quarter	8.2775	8.2768	8.2775
Third Quarter	8.2776	8.2766	8.2770
Fourth Quarter	8.2772	8.2765	8.2767
2004
First Quarter	8.2775	8.2766	8.2770
Second Quarter	8.2773	8.2765	8.2766
Third Quarter	8.2771	8.2765	8.2765
Fourth Quarter	8.2768	8.2763	8.2764
2005
First Quarter	8.2766	8.2763	8.2765
Second Quarter	8.2767	8.2763	8.2764
Third Quarter	8.2765	8.0871	8.0920
Fourth Quarter	8.0920	8.0702	8.0702
2006
First Quarter	8.0702	8.0172	8.0172
Second Quarter	8.0265	7.9943	7.9943
Third Quarter	8.0048	7.8965	7.9041
Fourth Quarter
(through December 18,
2006)	7.9149	7.8185	7.8202

Hungarian Forint Historical High, Low and Period End Exchange Rates January 1, 2001 through December 18, 2006 (expressed as units of Hungarian Forint per U.S. dollar)

Hungarian Forint	High	Low	Period End

2001
First Quarter	303.200	276.855	303.200
Second Quarter	303.200	281.120	287.580
Third Quarter	300.798	273.289	282.480
Fourth Quarter	287.280	271.670	277.050
2002
First Quarter	284.625	271.380	279.310
Second Quarter	277.080	246.770	246.770
Third Quarter	257.745	241.304	246.718
Fourth Quarter	252.600	224.4750	225.935
2003
First Quarter	235.238	222.178	229.051
Second Quarter	232.225	207.225	231.275
Third Quarter	238.200	218.303	218.303
Fourth Quarter	228.300	207.885	207.885
2004
First Quarter	214.280	201.675	205.125
Second Quarter	216.930	201.685	205.605
Third Quarter	207.880	198.205	198.205
Fourth Quarter	200.205	180.050	180.050
2005
First Quarter	192.151	180.714	191.475
Second Quarter	208.085	189.367	204.035
Third Quarter	207.575	194.470	207.575
Fourth Quarter	216.740	206.290	212.960
2006
First Quarter	221.690	203.070	217.880
Second Quarter	224.210	203.160	221.390
Third Quarter	223.980	209.400	215.300
Fourth Quarter
(through December 18,
2006)	216.990	190.740	193.070

Indian Rupee Historical High, Low and Period End Exchange Rates January 1, 2001 through December 18, 2006 (expressed as units of Indian Rupee per U.S. dollar)

Indian Rupee	High	Low	Period End

2001
First Quarter	46.7250	46.3450	46.6150
Second Quarter	47.0400	46.5550	47.0400
Third Quarter	48.0500	47.0400	47.8600
Fourth Quarter	48.2650	47.7750	48.2650
2002
First Quarter	48.8250	48.2450	48.8150
Second Quarter	49.0500	48.8150	48.8850
Third Quarter	48.8450	48.3700	48.3750
Fourth Quarter	48.4300	47.9350	47.9350
2003
First Quarter	48.0100	47.4700	47.5450
Second Quarter	47.4675	46.4025	46.4875
Third Quarter	46.4350	45.6950	45.7600
Fourth Quarter	45.9250	45.2150	45.5250
2004
First Quarter	45.6400	43.6000	44.0600
Second Quarter	46.2500	43.5375	46.0600
Third Quarter	46.4713	45.6650	45.9500
Fourth Quarter	45.9000	43.4600	43.7250
2005
First Quarter	43.9300	43.4200	43.8200
Second Quarter	43.8300	43.2900	43.4850
Third Quarter	44.1500	43.1750	44.0150
Fourth Quarter	46.3100	44.1275	45.0500
2006
First Quarter	45.0925	44.1175	44.6225
Second Quarter	46.3900	44.6012	46.0400
Third Quarter	46.9950	45.7700	45.9250
Fourth Quarter
(through December 18,
2006)	45.9715	44.5000	44.6400

Mexican Peso Historical High, Low and Period End Exchange Rates January 1, 2001 through December 18, 2006 (expressed as units of Mexican Peso per U.S. dollar)

Mexican Peso	High	Low	Period End

2001
First Quarter	9.9720	9.4615	9.4615
Second Quarter	9.4615	8.9700	9.0410
Third Quarter	9.5270	9.0300	9.5140
Fourth Quarter	9.5700	9.0775	9.1800
2002
First Quarter	9.2765	9.0025	9.0350
Second Quarter	9.9550	9.0020	9.9465
Third Quarter	10.2855	9.6473	10.2065
Fourth Quarter	10.4530	9.9429	10.4530
2003
First Quarter	11.2300	10.3565	10.7270
Second Quarter	10.7970	10.1160	10.4570
Third Quarter	11.0530	10.3690	10.9860
Fourth Quarter	11.3785	10.9450	11.2285
2004
First Quarter	11.2213	10.8073	11.1925
Second Quarter	11.6698	11.1470	11.4865
Third Quarter	11.5935	11.3315	11.3820
Fourth Quarter	11.5373	11.0980	11.1620
2005
First Quarter	11.3818	10.9853	11.2220
Second Quarter	11.2445	10.7420	10.7490
Third Quarter	10.9090	10.5790	10.7590
Fourth Quarter	10.9535	10.4217	10.6349
2006
First Quarter	11.0160	10.4352	10.8740
Second Quarter	11.4806	10.8520	11.3400
Third Quarter	11.2500	10.7713	10.9837
Fourth Quarter
(through December 18,
2006)	11.0914	10.7317	10.8225

Turkish Lira Historical High, Low and Period End Exchange Rates January 1, 2001 through December 18, 2006 (expressed as units of Turkish Lira per U.S. dollar)

Turkish Lira	High	Low	Period End

2001
First Quarter	1.0883	0.6615	1.0425
Second Quarter	1.3060	1.0425	1.2550
Third Quarter	1.5575	1.2550	1.5351
Fourth Quarter	1.6493	1.4125	1.4485
2002
First Quarter	1.4500	1.3055	1.3491
Second Quarter	1.6551	1.2955	1.5875
Third Quarter	1.6951	1.5725	1.6641
Fourth Quarter	1.6976	1.5231	1.6438
2003
First Quarter	1.7690	1.5970	1.7060
Second Quarter	1.6930	1.4150	1.4185
Third Quarter	1.4370	1.3525	1.3915
Fourth Quarter	1.5225	1.3715	1.4036
2004
First Quarter	1.4065	1.3093	1.3223
Second Quarter	1.5580	1.3105	1.4840
Third Quarter	1.5235	1.4285	1.5055
Fourth Quarter	1.5090	1.3435	1.3570
2005
First Quarter	1.3965	1.2570	1.3630
Second Quarter	1.4063	1.3305	1.3305
Third Quarter	1.3815	1.3125	1.3470
Fourth Quarter	1.3690	1.3380	1.3510
2006
First Quarter	1.3590	1.3028	1.3482
Second Quarter	1.7076	1.3175	1.5870
Third Quarter	1.5987	1.4380	1.5127
Fourth Quarter
(through December 18,
2006)	1.5160	1.4220	1.4340

Historical Graph

The following graph sets forth the historical performance of the Basket relative to the U.S. dollar (assuming that each of the Basket Currencies is weighted as described in “—Basket” above at December 18, 2006) for the period from January 1, 2001 through December 18, 2006 and illustrates the effect of the offset and/or correlation among the Basket Currencies during such period. The graph does not take into account the Participation Rate on the Notes, nor does it attempt to show your expected return on an investment in the Notes. The historical performance of the Basket and the Basket Currencies should not be taken as an indication of their future performance.

Use of Proceeds and Hedging

The net proceeds we receive from the sale of the Notes will be used for general corporate purposes and, in part, in connection with hedging our obligations under the Notes through one or more of our subsidiaries. The original issue price of the Notes includes the Agent’s Commissions (as shown on the cover page of this pricing supplement) paid with respect to the Notes and the cost of hedging our obligations under the Notes. The cost of hedging includes the projected profit that our subsidiaries expect to realize in consideration for assuming the risks inherent in managing the hedging transactions. Since hedging our obligations entails risk and may be influenced by market forces beyond our or our subsidiaries’ control, such hedging may result in a profit that is more or less than initially projected, or could result in a loss. See also “Use of Proceeds” in the accompanying prospectus.

On or prior to the day we price the Notes for initial sale to the public, we, through our subsidiaries or others, expect to hedge our anticipated exposure in connection with the Notes by taking positions in forwards and options contracts on the Basket Currencies or positions in any other available currencies or instruments that we may wish to use in connection with such hedging. Such purchase activity could potentially decrease the exchange rate of the Basket Currencies, and, therefore, the exchange rate that must prevail with respect to each of the Basket Currencies must close on the Valuation Date before you would receive at maturity a payment that exceeds the principal amount of the Notes. In addition, through our subsidiaries, we are likely to modify our hedge position throughout the life of the Notes, including on the Valuation Date, by purchasing and selling the Basket Currencies or forwards or options contracts on the Basket Currencies or positions in any other available currencies or instruments that we may wish to use in connection with such hedging activities, including by selling any such currencies or instruments on the Valuation Date. We cannot give any assurance that our hedging activities will not affect the value of the Basket Currencies and, therefore, adversely affect the value of the Basket Currencies on the Valuation Date or the payment that you will receive at maturity.

Supplemental Information Concerning
Plan of Distribution

Under the terms and subject to the conditions contained in the U.S. distribution agreement referred to in the prospectus supplement under “Plan of Distribution,” the Agent, acting as principal for its own account, has agreed to purchase, and we have agreed to sell, the principal amount of Notes set forth on the cover of this pricing supplement. The Agent proposes initially to offer the Notes directly to the public at the public offering price set forth on the cover page of this pricing supplement; provided that the price will be $997.50 per Note and the agent’s commissions will be $12.50 per Note for purchasers of greater than or equal to $1,000,000 and less than $3,000,000 principal amount of Notes, the price will be $996.25 per Note and the agent’s commissions will be $11.25 per Note for purchasers of greater than or equal to $3,000,000 and less than $5,000,000 principal amount of Notes and the price will be $995.00 per Note and the agent’s commissions will be $10.00 per Note for purchasers of greater than or equal to $5,000,000 principal amount of Notes. The Agent may allow a concession not in excess of 1.50% per Note to other dealers, which may include Morgan Stanley DW, Inc., Morgan Stanley & Co. International Limited and Bank Morgan Stanley AG; provided that, concessions allowed to dealers in connection with the offering may be reclaimed by the Agent if, within 30 days of the offering, the Agent repurchases the Notes distributed by such dealers. After the initial offering, the Agent may vary the offering price and other selling terms from time to time.

We expect to deliver the Notes against payment therefor in New York, New York on January        , 2007, which will be the         th scheduled Business Day following the date of this pricing supplement and of the pricing of the Notes. Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in three Business Days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade Notes on the date of pricing or on or prior to the third Business Day prior to the Original Issue Date will be required to specify alternative settlement arrangements to prevent a failed settlement.

In order to facilitate the offering of the Notes, the Agent may engage in transactions that stabilize, maintain or otherwise affect the price of the Notes. Specifically, the Agent may sell more Notes than it is obligated to purchase in connection with the offering, creating a naked short position in the Notes for its own account. The Agent must close out any naked short position by purchasing the Notes in the open market. A naked short position is more likely to be created if the Agent is concerned that there may be downward pressure on the price of the Notes in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, the Agent may bid for, and purchase, Notes in the open market to stabilize the price of the Notes. Any of these activities may raise or maintain the market price of the Notes above independent market levels or prevent or retard a decline in the market price of the Notes. The Agent is not required to engage in these activities, and may end any of these activities at any time. An affiliate of the Agent has entered into a hedging transaction with us in connection with this offering of Notes. See “—Use of Proceeds and Hedging” above.

General

No action has been or will be taken by us, the Agent or any dealer that would permit a public offering of the Notes or possession or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus in any jurisdiction, other than the United States, where action for that purpose is required. No offers, sales or deliveries of the Notes, or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus or any other offering material relating to the Notes, may be made in or from any jurisdiction except in circumstances which will result in compliance with any applicable laws and regulations and will not impose any obligations on us, the Agent or any dealer.

The Agent has represented and agreed, and each dealer through which we may offer the Notes has represented and agreed, that it (i) will comply with all applicable laws and regulations in force in each non-U.S. jurisdiction in which it purchases, offers, sells or delivers the Notes or possesses or distributes this pricing supplement and the accompanying prospectus supplement and prospectus and (ii) will obtain any consent, approval or permission required by it for the purchase, offer or sale by it of the Notes under the laws and regulations in force in each non-U.S. jurisdiction to which it is subject or in which it makes purchases, offers or sales of the Notes. We shall not have responsibility for the Agent’s or any dealer’s compliance with the applicable laws and regulations or obtaining any required consent, approval or permission.

Brazil

The Notes have not been and will not be registered with the Comissão de Calores Mobiliários (The Brazilian Securities Commission). The Notes may not be offered or sold in the Federative Republic of Brazil (“Brazil”) except in circumstances which do not constitute a public offering or distribution under Brazilian laws and regulations.

Chile

The Notes have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile. No offer, sales or deliveries of the Notes or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus, may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

Hong Kong

No action has been taken to permit an offering of the Notes to the public in Hong Kong as the Notes have not been authorized by the Securities and Futures Commission of Hong Kong and, accordingly, no advertisement, invitation or document relating to the Notes, whether in Hong Kong or elsewhere, shall be issued, circulated or distributed which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong other than (i) with respect to the Notes which are or are intended to be disposed of only to persons outside Hong Kong or only to professional investors within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong ("SFO") and any rules made thereunder or (ii) in circumstances that do not constitute an invitation to the public for the purposes of the SFO.

Mexico

The Notes have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico. This pricing supplement and the accompanying prospectus supplement and prospectus may not be publicly distributed in Mexico.

Singapore

The Agent and each dealer represent and agree that they will not offer or sell the Notes nor make the Notes the subject of an invitation for subscription or purchase, nor will they circulate or distribute the Information Memorandum or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Notes, whether directly or indirectly, to persons in Singapore other than:

(a) an institutional investor (as defined in section 4A of the Securities and Futures Act (Chapter 289 of Singapore (the “SFA”));

(b) an accredited investor (as defined in section 4A of the SFA), and in accordance with the conditions, specified in Section 275 of the SFA;

(c) a person who acquires the Notes for an aggregate consideration of not less than Singapore dollars Two Hundred Thousand (S$200,000) (or its equivalent in a foreign currency) for each transaction, whether such amount is paid for in cash, by exchange of shares or other assets, unless otherwise permitted by law; or

(d) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

The People’s Republic of China

The Notes have not been and will not be registered with the Securities and Futures Bureau of the People’s Republic of China and therefore may not be offered or sold in the People’s Republic of China.

ERISA Matters for Pension Plans
and Insurance Companies

Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the Notes. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

In addition, we and certain of our subsidiaries and affiliates, including MS & Co. and Morgan Stanley DW Inc. (formerly Dean Witter Reynolds Inc.) (“MSDWI”), may be each considered a “party in interest” within the meaning of ERISA, or a “disqualified person” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also “Plans”). Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the Notes are acquired by or with the assets of a Plan with respect to which MS & Co., MSDWI or any of their affiliates is a service provider or other party in interest, unless the Notes are acquired pursuant to an exemption from the “prohibited transaction” rules. A violation of these “prohibited transaction” rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the Notes. Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified asset managers). In addition, ERISA Section 408(b)(17) provides an exemption for the purchase and sale of securities and related lending transactions, provided that neither the issuer of the securities nor any of its affiliates have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any Plan involved in the transaction, and provided further that the Plan pays no more than “adequate consideration” (to be defined in regulations to be issued by the Secretary of the Department of Labor) in connection with the transaction (the so-called “service provider” exemption).

Because we may be considered a party in interest with respect to many Plans, the Notes may not be purchased, held or disposed of by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”)

or any person investing “plan assets” of any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCEs 96-23, 95-60, 91-38, 90-1, 84- 14 or the service provider exemption or such purchase, holding or disposition is otherwise not prohibited. Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the Notes will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the Notes that either (a) it is not a Plan or a Plan Asset Entity and is not purchasing such Notes on behalf of or with “plan assets” of any Plan, or with any assets of a governmental or church plan that is subject to any federal, state or local law that is substantially similar to the provisions of Section 406 of ERISA of Section 4975 of the Code or (b) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding and disposition are not prohibited by ERISA or Section 4975 of the Code (or in the case of a governmental or church plan, any substantially similar federal, state or local law).

Under ERISA, assets of a Plan may include assets of certain commingled vehicles and entities in which the Plan has invested (including, in certain cases, the general account of an insurance company). Accordingly, commingled vehicles and entities which include assets of a Plan must ensure that one of the foregoing exemptions is available. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the Notes on behalf of or with “plan assets” of any Plan consult with their counsel regarding the availability of exemptive relief under any available exemptions, such as PTCEs 96-23, 95-60, 91-38, 90-1 or 84-14 or the service provider exemption.

Purchasers of the Notes have exclusive responsibility for ensuring that their purchase, holding and disposition of the Notes do not violate the prohibited transaction rules of ERISA or the Code or similar regulations applicable to governmental or church plans, as described above. The sale of any Notes to any Plan investor is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by Plan investors generally or any particular Plan investor, or that such an investment is appropriate for Plan investors generally or any particular Plan investor.

United States Federal Income Taxation

The following summary is a general discussion of the U.S. federal income tax treatment of the Notes to a U.S. Holder and will depend on whether the “denomination currency” (as defined in the applicable Treasury regulations) of the Notes is the U.S. dollar. We have determined that the denomination currency of the Notes is the U.S. dollar. Accordingly, the Notes are not subject to the special rules described in the Treasury regulations governing nonfunctional currency contingent payment debt instruments. The Notes will be treated as “contingent payment debt instruments” for U.S. federal income tax purposes, subject to the conditions and limitations set forth in the accompanying prospectus supplement in the section called “United States Federal Taxation.”

Tax Consequences to U.S. Holders

Please read the discussions in the Tax Disclosure Sections of the accompanying prospectus supplement concerning the U.S. federal income tax consequences of investing in the Notes.

In summary, U.S. Holders will, regardless of their method of accounting for U.S. federal income tax purposes, be required to accrue original issue discount (“OID”) as interest income on the Notes on a constant yield basis in each year that they hold the Notes, even though no stated interest will be paid on the Notes. As a result, U.S. Holders will be required to pay taxes annually on the amount of accrued OID, as discussed in the accompanying prospectus supplement. In addition, any gain recognized by U.S. Holders on the sale or exchange, or at maturity, of the Notes will generally be treated as ordinary income.

The rate of accrual of OID on the Notes is the “comparable yield” as described in the Tax Disclosure Sections of the accompanying prospectus supplement. If the Notes were priced on December 15, 2006, the comparable yield would be an annual rate of 5.0024% compounded semi-annually. Based on the comparable yield set forth above, the “projected payment schedule” for a Note (assuming an issue price of $1,000) consists of a projected amount equal to $1,131.5704 due at maturity. However, the comparable yield and the projected payment schedule of the Notes will be determined on the pricing date and may be different than the comparable yield and the projected payment schedule set forth above. The actual comparable yield and the projected payment schedule of the Notes as of the pricing date will be provided in the final pricing supplement.

Based on the comparable yield set forth above, the following table states the amount of OID that will be deemed to have accrued with respect to a Note for each accrual period (assuming a day count convention of 30 days per month and 360 days per year):

ACCRUAL PERIOD	OID DEEMED TO ACCRUE DURING ACCRUAL PERIOD (PER NOTE)	TOTAL OID DEEMED TO HAVE ACCRUED FROM ORIGINAL ISSUE DATE (PER NOTE) AS OF END OF ACCRUAL PERIOD

Original Issue Date through
June 30, 2007	$20.8433	$20.8433
July 1, 2007 through
December 31, 2007	$25.5333	$46.3767
January 1, 2008 through
June 30, 2008	$26.1720	$72.5486
July 1, 2008 through
December 31, 2008	$26.8266	$99.3752
January 1, 2009 through
June 30, 2009	$27.4976	$126.8728
July 1, 2009 through
July 31, 2009	$4.6976	$131.5704

This table will be updated in the final pricing supplement using the actual comparable yield determined on the pricing date.

The comparable yield and the projected payment schedule are not provided for any purpose other than the determination of U.S. Holders’ OID accruals and adjustments in respect of the Notes, and we make no representation regarding the actual amounts of payments that will be made on a Note.

Tax Consequences to Non-U.S. Holders

If you are a non-U.S. investor, please read the discussions under “United States Federal Taxation — Tax Consequences to Non-U.S. Holders” in the accompanying prospectus supplement concerning the U.S. federal income and withholding tax consequences of investing in the Notes. Non-U.S. investors should also note that the discussion in the accompanying prospectus supplement does not address the tax consequences to non-U.S. investors for whom income or gain in respect of the Notes is effectively connected with a trade or business in the United States. Such non-U.S. investors should consult their own tax advisors regarding the potential tax consequences of investing in the Notes.

You are urged to consult your own tax advisors regarding all aspects of the U.S. federal tax consequences of investing in the Notes, as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.